Filed Pursuant to Rule 433
Registration No. 333-202354

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES L

$[●]

FLOATING RATE SENIOR NOTES, DUE OCTOBER [●]

PRELIMINARY TERM SHEET

Dated October 18, 2016

Issuer:	Bank of America Corporation

Ratings of this Series:	Baa1 (Moody’s)/BBB+ (S&P)/A (Fitch)

Title of the Series:	Floating Rate Senior Notes, due October [●] (the “Notes”)

Aggregate Principal Amount Initially Being Issued:	$[●]

Issue Price:	[●]%

Trade Date:	October [●], 2016

Settlement Date:	October [●], 2016 (T+3)

Maturity Date:	October [●], [●]

Ranking:	Senior

Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000

Day Count Fraction:	Actual/360

Base Rate:	[●]

Index Maturity:	[●] days

Spread:	[●] basis points

Interest Payment Dates and Interest Reset Dates:	January [●], April [●], July [●], and October [●] of each year, beginning January [●], 2017, subject to adjustment in accordance with the modified following business day convention (adjusted).

Interest Periods:	Quarterly.

Interest Determination Dates:	Second London banking day prior to applicable Interest Reset Date

Listing:	None

Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	[●]

Junior Co-Managers:	[●]

CUSIP:	[●]

ISIN:	[●]

Concurrent Offering:	$[●] [●]% Senior Notes, due October [●] The settlement of the Notes is not contingent on the settlement of any concurrent offering.

Optional Redemption:

The Issuer may redeem the Notes, at its option, in whole, but not in part, on October [●], [●], upon at least 10 business days’ but not more than 60 calendar days’ prior written notice to holders of the Notes, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, thereon, to but excluding, the redemption date.

Notwithstanding the foregoing, any interest on Notes being redeemed that is due and payable on an Interest Payment Date falling on or prior to a redemption date for such Notes will be payable on such Interest Payment Date to holders of such Notes being redeemed as of the close of business on the relevant record date according to the terms of the Notes and the Senior Indenture.

Unless the Issuer defaults on payment of the redemption price, interest will cease to accrue on the Notes on the redemption date.

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.

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